Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Tuesday, July 31, 2007

STAR BUFFET, INC. ANNOUNCES
STRATEGIC ALLIANCE WITH 4B’S RESTAURANTS, INC.

SCOTTSDALE, AZ — July 31, 2007 — Star Buffet, Inc. (NASDAQ: STRZ) announced today that it has entered into a strategic alliance with 4B’s Restaurants, Inc.  In accordance with terms of the strategic alliance, Star Buffet will acquire certain 4B’s restaurants.  In addition to the acquisition of restaurants, Star Buffet has obtained an option to purchase rights for future development of the 4 B’s brand, and will provide employment opportunities for existing 4B’s personnel.

Commenting on the announcement Robert E. Wheaton, president and CEO of Star Buffet stated, “This strategic alliance is consistent with our stated objective of investing in well-established brands within the family dining segment of the restaurant industry.  We are honored to become a small part of 4B’s heritage… a concept that has served Montana communities since 1947.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 29, 2007, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of July 31, 2007, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffets, seven JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, three Holiday House Family restaurants, three Western Sizzlin restaurants, two 4B’s restaurants, one JJ North’s County Buffet, one Pecos Diamond Steakhouse, one Oklahoma Steakhouse, one Bar H Steakhouse and one Casa Bonita Mexican theme restaurant.

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